UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GéRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MäUSLI

DAVID MIMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholders’ five highly qualified nominees.

Item 1: On November 4, 2019, the Participating Stockholders issued the following press release:

Glass Lewis Recommends Stockholders Vote on GREEN Consent Card for Velan Nominees to Constitute Majority of Progenics Board

All Three Proxy Advisory Firms (Glass Lewis, ISS, and Egan Jones) Support Velan’s Case for Change and Recommend Stockholders Vote on the GREEN Consent Card

Glass Lewis Recommends Stockholders Vote FOR Dr. Gérard Ber, Dr. Eric Ende, Heinz Mäusli and David Mims to Constitute Majority of Progenics Board and Highlights Concern with Lantheus Transaction

Velan Urges Stockholders to Vote for ALL Five Nominees, Dr. Gérard Ber, Dr. Eric Ende, Ann MacDougall, Heinz Mäusli, and David Mims

ALPHARETTA, Ga. – November 4, 2019 – Velan Capital, L.P. (together with the other members of its group, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”) (NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today announced that a leading proxy advisory firm, Glass, Lewis & Co. (“Glass Lewis”), has recommended that stockholders vote on the GREEN consent card in support of Velan’s director nominees, Dr. Gérard Ber, Dr. Eric Ende, Heinz Mäusli and David Mims, to constitute a majority of the Progenics Board of Directors (the “Board”). Glass Lewis also recommended the removal of CEO Mark Baker and Dr. David Scheinberg from the Board.

Institutional Shareholder Services Inc. (“ISS”) also recently recommended stockholders support Velan’s case for change by voting on the GREEN consent card in support of director nominees Dr. Gérard Ber, Dr. Eric Ende and David Mims. Additionally, the third proxy advisory firm, Egan-Jones Proxy Services (“Egan Jones”), has recommended that stockholders vote for ALL Velan nominees on the GREEN consent card.

Bala Venkataraman, Managing Partner of Velan Capital, issued the following statement:

“We are pleased Glass Lewis agrees with us that a majority of the Progenics Board must be refreshed. In our view, a clear mandate for change now exists – with all three proxy advisory firms, including Glass Lewis, ISS and Egan Jones, supporting our case for change at the Company.

We strongly agree with Glass Lewis that the “questionable termination fee” should not cause investors to “withhold majority board turnover” given the need for “knowledgeable, experienced directors with a plan to review both Progenics' stand-alone alternatives and the company's executed agreement with Lantheus” – with Velan’s nominees, investors will have new directors equipped to evaluate the current Lantheus transaction and also implement a plan to save Progenics should the transaction not come to fruition.

Our five fully-independent, highly-qualified nominees – including Ann MacDougall, a highly-skilled executive who can right the compensation and governance issues at Progenics – possess the skillsets and expertise needed to address the neglect of stockholder interests, persistent underperformance and strategic failures that have been overseen by the current Board and management. We strongly believe reconstituting a majority of the Board with these exceptional nominees is a critical step to realizing Progenics’ value potential.”

Notably, Glass Lewis stated the following in its report:1

•	“Progenics has struggled to effectively grapple with the implications of the July 2019 vote, and the board now leaves shareholders to contemplate a dubiously timed and potentially obstructive control transaction which, based on market trends to date, has failed to gain any measurable traction among investors. We are thus inclined to suggest Velan shareholders would indeed benefit from a refreshed board, and find that several of Velan's candidates appear well-suited to contribute to such an effort.”

•	“We also do not consider the election of Velan's nominees is tantamount to rejection of the Lantheus transaction, nor would we, in any case, suggest the presence of a questionable termination fee should serve as cause for investors to withhold majority board turnover, to the extent conditions otherwise support that degree of change.”

•	“Velan has returned with an expansive plan backed by a fully revised selection of candidates carrying, in most cases, experience and expertise directly germane to many of the issues which have hampered the Company's progress, and, we expect, driven pointed shareholder opposition to key agenda items over the last two years. In turn, the Company has delivered a fairly unimpressive and frequently subverted series of governance changes, delivered a poorly received financial and business update and proposed a fundamentally transformative merger transaction in the midst of a major board- and executive-level referendum led by Progenics' second largest shareholder.”

In its report, Glass Lewis comments on various governance and oversight issues, noting that:

•	“…we find Progenics' post-meeting response somewhat foundered on a fragmented response to investor feedback, a value-crimping quarterly announcement suggestive of continuing operational struggles, unsubstantiated claims around the independence of Velan's nominees and, notably, the utilization of a strategic sale of the entire company -- negotiated, voted upon and executed, in part, by individuals acting outside a shareholder mandate -- to largely vacate stand-alone strategic responsibilities and reframe the perceived fulcrum on which the current referendum purportedly rests.”

•	“…the board's apparent failure to formally engage with its second largest investor as part of a structured outreach program reflects poorly on the credibility of that program and the sincerity of Progenics' responsiveness to shareholders as a whole.”

Glass Lewis also affirms the key operational and performance issues highlighted by Velan and comments on its nominees’ plan to address them, noting that:

•	“…there is mounting skepticism regarding the Company's ability to effectively and efficiently pursue the commercialization of AZEDRA and the development of the remainder of the Company's pipeline under the current board and management team.”

•	“Speaking first to the Dissident's disclosed plan, we would, despite Progenics' claims to the contrary, suggest it is credible and fairly comprehensive…”

1 Permission to quote Glass Lewis was neither sought nor obtained.

Glass Lewis also addressed concerns around the Lantheus transaction, writing that:

•	“First and foremost, we strongly question the board's suggestion that Velan's consent solicitation -- which was clearly launched in advance of the Lantheus transaction -- effectively damages the shareholder franchise by asking investors to vote on board composition before fully evaluating deal-related disclosure. Much to the contrary, we consider the board's determination to approve and execute a binding agreement with Lantheus represents the true challenge to the investor franchise by essentially gating transformative board-level change behind an $18.3 million termination fee… In plain terms, we believe this represents a dubious and entirely manufactured burden for investors attempting to separately evaluate the merits of Velan's case here.”

•	“[W]e would highlight the fact that Messrs. Crowley and Kishbauch were allowed to lodge votes on the Lantheus transaction, despite clear repudiation of their continued service at the 2019 annual meeting…We consider the optics of this outcome are rather poor for Progenics.”

Velan, like all three proxy advisory firms, ISS, Glass Lewis and Egan Jones, recommends that all stockholders vote on the GREEN Consent Card TODAY to save Progenics.

For more information, visit www.savepgnx.com.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., Altiva Management Inc., Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC, Ryan Melkonian, Terence Cooke, Deepak Sarpangal, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (collectively, the “Participants”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participants’ five director nominees.

Stockholders are advised to read the definitive consent statement and any other documents related to the solicitation of consents by the Participants because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Participants in connection with the solicitation of consents will be available at no charge at the SEC’s website at www.sec.gov. The definitive consent statement and other relevant documents filed by the Participants with the SEC will also be available, without charge, by calling the Participant’s proxy solicitor, Okapi Partners LLC, toll-free at (888) 785-6673 or by requesting copies via email to info@okapipartners.com.

Contacts

Investors:
Deepak Sarpangal
(415) 677-7050
info@velancapital.com

Okapi Partners LLC
Pat McHugh / Jason Alexander
(212) 297-0720
info@okapipartners.com

Media:
Joe Germani / Sarah Braunstein
Sloane & Company
(212) 486-9500

jgermani@sloanepr.com / sbraunstein@sloanepr.com

Item 2: On November 4, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com: